UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 3, 2005

Date of Report (Date of earliest event reported)

THREE-FIVE SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-4373	86-0654102

(State or Other Jurisdiction of Incorporation)	(Commission File Number) Identification No.)	(IRS Employer

1600 N. DESERT DRIVE
TEMPE, ARIZONA
85281

(Address of Principal Executive Offices) (Zip Code)

(602) 389-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

     Reference is made to the disclosure described under Item 8.01 of this Current Report on Form 8-K. The disclosure contained in Item 8.01 is hereby incorporated by reference into this Item 1.02.

Item 8.01. Other Events.

     On March 3, 2005, Three-Five Systems, Inc. (“TFS”) determined to discontinue its standard display product business. The decision follows the exercise by TFS of its right to rescind a technology licensing agreement, or TLA, that was entered into during January 2003 with Data International, Ltd., a Taiwanese company. Revenue from those standard products in 2004 equaled approximately $17.0 million.

     The TLA designated TFS as the exclusive distributor of certain Data International standard display products in the Americas in return for deferred payments to Data International of $4.0 million. Through the end of 2004, TFS had paid approximately $2.5 million to Data International, and a final payment of approximately $1.5 million was due in January 2005.

     TFS recently determined that certain of the specified Data International standard display products have been simultaneously available in the United States through a third party and that TFS has not been provided exclusive distribution rights to the United States market as required by the TLA.

     Based on that determination, TFS believes that the TLA was breached, and it is exercising its rights of rescission. TFS notified Data International on February 16, 2005 that TFS will not make the final $1.5 million payment to Data International that was due in January 2005. TFS also asserted damages of at least $2.5 million, plus interest and other expenses, against Data International. TFS notified Data International that it will set off its claimed damages against $4.0 million owed by TFS to Data International for product purchases.

     TFS is attempting to work with Data International to arrange for an orderly transition of customers, so that customer access to parts and services remains uninterrupted.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THREE-FIVE SYSTEMS, INC.
Date: March 7, 2005	By:	/s/ Jack L. Saltich
Jack L. Saltich
President and Chief Executive Officer

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